UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2015

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	0-18225	77-0059951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On May 4, 2015, Cisco Systems, Inc. (“Cisco”) filed a Current Report on Form 8-K under Item 5.02 to report the appointment of Charles H. Robbins as Chief Executive Officer of Cisco and John T. Chambers’ notification of his decision to step down as Chief Executive Officer and assumption of the role of Executive Chairman of Cisco, each effective July 26, 2015. Cisco is filing this Form 8-K/A as an amendment (Amendment No. 1) to the aforementioned Form 8-K to disclose details of Mr. Robbins’ compensation that was expected to be approved in connection with such appointments but was not determined at the time of the initial filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2015, in connection with Mr. Robbins appointment as Chief Executive Officer and Mr. Chambers appointment as Executive Chairman, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Cisco approved an increase in Mr. Robbins’ annual base salary to $1,150,000 effective July 26, 2015, an increase of Mr. Robbins’ target award percentage under the Cisco Systems, Inc. Executive Incentive Plan (the “EIP”) for fiscal year 2016 to 225% of his annual base salary and a reduction in Mr. Chambers’ annual base salary to $1,000,000 effective July 26, 2015. Further, Mr. Chambers will not be eligible for a cash incentive award under the EIP for fiscal year 2016. The Committee also approved target values for long-term, equity-based grants, expected to be made in the future, to Mr. Robbins and Mr. Chambers of $13 million and $7 million, respectively, and determined to allocate 75% of the target value to performance-based restricted stock units and the remainder to time-based restricted stock units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: July 29, 2015	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Assistant Secretary